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                                                                    EXHIBIT 99.1

         INHALE THERAPEUTIC SYSTEMS, INC. ADOPTS STOCKHOLDER RIGHTS PLAN

SAN CARLOS, CALIFORNIA, JUNE 4, 2001 - Inhale Therapeutic Systems, Inc. (NASDAQ:INHL) announced that its Board of Directors approved the adoption of a Stockholder Rights Plan under which all stockholders of record as of June 22, 2001 will receive rights to purchase shares of a new series of Preferred Stock.

The Rights Plan is designed to enable all Inhale stockholders to realize the full value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire Inhale. The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics and is not in response to any particular proposal.

The rights will be distributed as a non-taxable dividend and will expire in ten years from the record date. The rights will be exercisable only if a person or group acquires 20 percent or more of the Inhale Common Stock or announces a tender offer for 20 percent or more of the Common Stock. If a person acquires 20 percent or more of Inhale's Common Stock, all rightsholders except the buyer will be entitled to acquire Inhale Common Stock at a discount. The effect will be to discourage acquisitions of more than 20 percent of the Inhale Common Stock without negotiations with the Board.

The rights will trade with Inhale's Common Stock, unless and until they are separated upon the occurrence of certain future events. The rights distribution is not taxable to the stockholders. Inhale's Board of Directors may terminate the Rights Plan at any time or redeem the rights prior to the time a person acquires more than 20 percent of the Inhale Common Stock. Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all stockholders following the record date.

Inhale Therapeutic Systems, Inc. develops advanced drug delivery solutions for the biopharmaceutical industry. Inhale is pioneering technology for inhaleable delivery of macromolecules and supercritical fluids processing for drug powder production. The Company is currently collaborating with major pharmaceutical and biotechnology companies, including AstraZeneca, Aventis Behring, Biogen, Bristol-Myers Squibb, GlaxoSmithKline, Lilly and Pfizer.

This release contains forward-looking statements that reflect Inhale management's current views as to the company's business strategy, this acquisition, future products, product developments, clinical trials, manufacturing scale-up, and other future events and operations relating to the company and Shearwater. The forward-looking statements also involve uncertainties and risks that are detailed in Inhale's reports and other filings with the Securities and Exchange Commission, including its Form 10-K as amended for the year ending December 31, 2000 and its Form 10-Q for the quarter ended March 31, 2001. Actual results could differ materially from these forward-looking statements.


CONTACT:  JOYCE STRAND (650) 631-3138